Exhibit 99.2

FOR IMMEDIATE RELEASE

CAPITAL SENIOR LIVING CORPORATION AND LUCUS ADVISORS LLC REACH AGREEMENT

DALLAS – March 21, 2016 – Capital Senior Living Corporation (the “Company”) (NYSE:CSU), one of the nation’s largest operators of senior living communities, and Lucus Advisors LLC (“Lucus”), an investment management firm overseeing funds including Red Alder Master Fund, LP, today announced that they have reached an agreement in connection with the Company’s 2016 annual meeting of stockholders.

Under the terms of the agreement, the Company has agreed to appoint a new, independent Board member. The Company will consult with Lucus on the appointment and Lucus will propose up to two candidates for inclusion in the Company’s selection process, who will be given due consideration as the Board exercises its discretion in selecting such new independent director.

Lawrence A. Cohen, Chief Executive Officer and a director of the Company, stated, “The Board of Directors of Capital Senior Living Corporation regularly reviews the composition of our Board with the goal of adding new perspectives for the benefit of all of our stockholders. We are confident that a new, independent director will be a valuable addition to our highly qualified and engaged Board of Directors as we continue to successfully execute our differentiated business strategy and substantially grow in all of our key metrics. We share Lucus’s desire to maximize shareholder value and look forward to working productively with Lucus and our other shareholders to do so.”

“We are pleased to have reached an agreement with Capital Senior Living Corporation,” said Schuster B. Tanger, Managing Member of Lucus Advisors LLC. “The Company’s cash flow growth, EBITDAR margins and occupancy, and other key metrics, are among the best in the industry, and we look forward to continuing to work with the Company to enhance value for all of the Company’s stockholders. We support management’s commitment to operational excellence, and are confident that the new independent board member will be a strong addition to the Board who will support the Company in achieving its substantial potential.”

The Company’s Board will present its recommended slate of director nominees in the Company’s definitive proxy statement and other materials, to be filed with the SEC and mailed to all stockholders eligible to vote at the 2016 Annual Meeting, which has yet to be scheduled.

The agreement between Capital Senior Living and Lucus includes customary standstill and voting commitments. The full agreement between the Company and Lucus will be included as an exhibit to a Current Report on Form 8-K and filed by the Company with the Securities and Exchange Commission.

About Capital Senior Living

Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating strategy is to provide value to residents by providing quality senior living services at reasonable prices. The Company’s communities emphasize a continuum of care, which integrates independent living, assisted living, and home care services, to provide residents the opportunity to age in place. The Company operates 126 senior living communities in geographically concentrated regions with an aggregate capacity of approximately 15,800 residents.

About Lucus Advisors LLC

Lucus Advisors LLC, an SEC-registered investment adviser headquartered in New York, was founded in 2012. Its most well-known offering, Red Alder Master Fund, LP, is an equity multi-strategy hedge fund.

Safe Harbor

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You should not place undue reliance on those statements because they speak only as of the date of this release, are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information, without limitation, concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, refinancing, community sales, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others. These factors and others are discussed in more detail in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2015. The Company assumes no obligation to update information contained in this press release. Although this release may remain available on the Company’s website or elsewhere, its continued availability does not indicate that the Company is reaffirming or confirming any of the information contained herein.

Contacts for Capital Senior Living:

Carey P. Hendrickson

Chief Financial Officer

972-770-5600

Or

Meaghan Repko / Dan Moore

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

Contacts for Lucus Advisors LLC:

Sloane & Company

Elliot Sloane, 212-446-1860

or

Jaimee Pavia, 212-446-1863